Exhibit 10.2

LIQUID HOLDINGS GROUP, LLC

AMENDED AND RESTATED

2012 EQUITY PLAN

The purpose of the Liquid Holdings Group, LLC 2012 Amended and Restated Equity Plan (the “Plan”) is to provide designated employees, consultants and managers of Liquid Holdings Group, LLC, a Delaware limited liability company (the “Company”) and its parents, affiliates and subsidiaries (hereinafter, a “Company Affiliate”) with the opportunity to receive grants of Class A Common Units, Non-dilutive Common Units and Incentive Units (collectively, the “Award Units”) in the Company (or its successor). The Company adopted the Plan to reward certain board members, employees and independent contractors for their contribution toward the growth of the Company. Awards under the Plan (both “Capital Awards” and “Incentive Unit Awards,” collectively “Awards”) shall consist of grants as described herein and the Limited Liability Company Agreement of Liquid Holdings Group, LLC (the “Operating Agreement”).

1.	Administration

(a) Board. The Board of managers of the Company (the “Board”), or any committee or subcommittee delegated and appointed by the Board, shall administer and interpret the Plan. All references in the Plan to the “Board” shall be deemed to refer to the Board, or any such committee or subcommittee, as applicable.

(b) Board Authority. The Board shall determine (i) the individuals to receive Awards; (ii) the size and terms of the Awards, (iii) the time when the Awards will be made, (iv) the duration of any applicable restriction period, and (v) the Profits Interest Hurdle (as defined in the Operating Agreement) of any Incentive Unit Award. The Board may also amend the terms of any Award and deal with any other matters arising under the Plan.

(c) Board Determinations. The Board shall have full power and authority to administer and interpret the Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable. The Board’s interpretations of the Plan and all determinations made by the Board pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder.

(d) Prior Grants. Unless otherwise determined by the Boards, any grants of Capital Awards and Incentive Unit Awards by the Company made prior to the Effective Date shall be governed by the terms of the Plan.

2.	Grants

Awards under the Plan may consist of grants of (i) Non-dilutive Common Units as described in Section 3.02 of the Operating Agreement, (ii) Class A Common Units as described in Section 3.03 of the Operating Agreement and (iii) Incentive Unit Awards as described in

Section 3.04 of the Operating Agreement. All Awards shall be subject to the terms and conditions of the Operating Agreement, the terms and conditions set forth herein, and to such other terms and conditions as are specified in writing by the Board to the individual in the grant instrument or an amendment to the grant instrument (“Grant Agreement”). Awards may be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant Agreement, that all decisions and determinations of the Board shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest under such Award. Awards need not be uniform as among the Grantees. All capitalized terms used in the Plan that are not defied herein shall have the meaning set forth in the Operating Agreement.

3.	Interests Subject to the Plan

(a) Award Units Authorized by the Operating Agreement. Subject to adjustment as described below and in accordance with the Operating Agreement, the aggregate number of Award Units shall not exceed 20% of the total number of Common Units outstanding on a Fully Diluted Bases as of the date of the Award. If, and to the extent, any Awards granted are terminated, canceled, forfeited, exchanged, or surrendered, the Award Units subject to such Award shall be available again for purposes of the Plan. A Grantee of an Incentive Unit Award shall have no balance in his or her Capital Account (as such term is defined in the Operating Agreement) related to the Incentive Unit underlying a Grantee’s Award immediately after receipt of such Award. The Grantee of an Award shall receive annual allocations and distributions of the Company’s profits and losses as set forth in the Operating Agreement.

(b) Adjustments. Except as otherwise provided in the Operating Agreement or a Grantee’s Grant Agreement, if there is any change in the number or kind of applicable Award Units outstanding (i) by reason of a split of the applicable Award Units, reclassification, combination, or exchange of the applicable Award Units or similar event; (ii) by reason of a merger, reorganization, or consolidation; or (iii) by reason of any other extraordinary or unusual event affecting the outstanding applicable Award Units as a class without the Company’s receipt of consideration, or if the value of the applicable outstanding Award Units are substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary distribution, the maximum number of applicable Award Units available for Awards, the number or percentage of Non-dilutive Common Units, Class A Common Units or Incentive Award Units covered by the applicable outstanding and unvested Awards, and the kind of Non-dilutive Common Units, Class A Common Units or Incentive Award Units issued under the Plan may be appropriately adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, applicable Award Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such awards.

4.	Eligibility for Participation

(a) Eligible Persons. All employees of the Company or a Company Affiliate (“Employees”), and members of the Board, independent contractors, consultants and advisors who perform services for the Company or a Company Affiliate (“Consultants”) shall be eligible to participate in the Plan. Employees or Consultants who receive an Award shall be referred to as “Grantees.”

(b) Selection of Grantees. The Board shall select the Grantees to receive Awards and shall determine the terms of a particular Award.

5.	Issuance of Grants

(a) Award Units. The Board shall determine the percentage of Non-dilutive Common Units, Class A Common Units or Incentive Award Units underlying each Award. Each Grant Agreement for an Incentive Award Unit shall contain the applicable Profits Interest Hurdle.

(b) Restrictions on Awards to Grantees. The Board shall determine the vesting schedule applicable to any Awards and the vesting schedule shall be set forth in the Grantee’s Grant Agreement.

(c) Termination of Employment or Service. Unless otherwise determined by the Board, if a Grantee ceases to be an employee of, or provide services to, the Company or a Company Affiliate for any reason prior to the date on which the Award becomes fully vested in accordance with subsection (b) above, then any portion of the Award not vested at such time shall thereby be forfeited and cancelled. The Board may cancel, rescind, suspend, withhold, or otherwise limit or restrict any outstanding Grantee’s Award at any time if such Grantee engages in any conduct that constitutes termination for Cause, at the Board’s reasonable discretion or as may be set forth in any employment agreement by and between the Grantee and the Company.

(d) Special Acceleration of Awards. Unless otherwise determined by the Board, a Grantee’s non-vested and forfeitable Awards shall become fully vested and non-forfeitable upon a Change of Control or Qualified Public Offering.

6.	Withholding of Taxes

All Awards under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements.

7.	Nontransferability of Awards

Only the Grantee has any rights under an Award. A Grantee may not transfer those rights except as permitted by the Operating Agreement and/or the applicable Grant Agreement.

8.	Repurchase Right

If a Grantee ceases to be employed by, or provide service to, the Company or a Company Affiliate, the Company may purchase all or part of any Award Units distributed to the Grantee to the extent provided for in the applicable Grant Agreement or the Operating Agreement.

9.	Requirements for Issuance or Transfer of Award Units

(a) Agreement. With respect to any Award Units issued or distributed pursuant to this Plan, each Grantee shall be required to execute a Joinder to the Operating Agreement substantially in the form attached hereto as Exhibit A and such other documents as the Board deems appropriate.

(b) Limitations on Issuance or Transfer of Award Units. No Award Units shall be issued or transferred in connection with an Award until all legal requirements applicable to the issuance or transfer of such Award Units have been satisfied. The Board shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Award Units as the Board shall deem necessary or advisable.

(c) Each Grantee shall agree to abide by the transfer restrictions in Article X of the Operating Agreement and the provisions relating to an Initial Public Offering in Article XV of the Operating Agreement.

10.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time.

(b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board.

(c) Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Board acts under Section 15(a). The termination of the Plan shall not impair the power and authority of the Board with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d) Governing Document. The Plan, the Operating Agreement and the Grant Agreement shall be the controlling documents with respect to an Award. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company, the Company Affiliates and their successors and assigns.

11.	Funding of the Plan

This Plan shall be unfunded. The Company and Company Affiliates shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. In no event shall interest be paid or accrued on any Award.

12.	Rights of Participants

Nothing in this Plan shall entitle any Grantee or any other person to any claim or right to receive an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or the Company Affiliate or any other employment rights.

13.	Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

14.	Effective Date of the Plan

The Plan shall be effective on April 24, 2012.

15.	Miscellaneous

(a) Compliance with Law. The Plan and the obligations of the Company to issue or transfer Award Units in connection with Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Board may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Board may also adopt rules regarding the withholding of taxes on payments to Grantees.

(b) Arbitration. In the event of any dispute under this Plan or any Grant Agreement, the parties shall have the dispute settled by arbitration in New York, NY in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom will be selected by the Company and the Grantee, respectively, and the third of whom will be selected by the other two arbitrators. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision is specifically enforceable. The arbitrators will have no authority to modify any provision hereof or to award a remedy for a dispute involving the forfeiture of an Award other than the non-forfeiture of such Award.

(c) Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

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